Exhibit 99.1

Enviva Partners, LP Reports Financial Results for Third Quarter 2017 and Announces Ninth Consecutive Distribution Increase

BETHESDA, MD, November 2, 2017 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the third quarter of 2017.

Highlights:

•                  Declared a quarterly distribution of $0.6150 per unit, a 16.0 percent increase from the distribution paid for the third quarter of 2016

•                  Generated net income of $6.3 million and adjusted EBITDA of $26.1 million for the third quarter of 2017, as compared to $10.3 million and $22.9 million, respectively, for the third quarter of 2016

•                  Narrowed the guidance range for the full-year 2017 to net income of $19.5 million to $21.5 million and adjusted EBITDA of $104.0 million to $106.0 million

•                  Reaffirmed distribution guidance for the full-year 2017 of at least $2.36 per common and subordinated unit

“With the benefits of the process improvements we undertook in the first half of the year, our facilities are performing at or better than our expectations, generating strong cash flow in the quarter enabling our 9th consecutive quarterly distribution increase,” said John Keppler, Chairman and Chief Executive Officer of Enviva.  “In addition, we continue to build the foundation for long-term growth with increases to our contracted position and the completion of the Wilmington terminal drop-down acquisition, which adds capacity in the most critical portion of our logistics chain.”

Financial Results

For the third quarter of 2017, we generated net revenue of $131.5 million, an increase of 18.7 percent, or $20.7 million, from the corresponding quarter of 2016.  Included in net revenue were product sales of $125.4 million on a volume of 668,000 metric tons of wood pellets, representing an increase of $21.8 million from the third quarter of last year.  The increase was attributable to greater sales volumes, primarily relating to tons produced at our facilities and sold under the off-take contract acquired as part of the Sampson drop-down transaction, and was partially offset by contract pricing mix.  Other revenue decreased to $6.0 million for the third quarter of 2017 from $7.2 million for the corresponding quarter in 2016, primarily due to a decrease in the fees we earned related to customer requests to cancel, defer, or accelerate shipments.

For the third quarter of 2017, gross margin was $21.1 million, as compared to $22.4 million for the corresponding period in 2016, a decrease of $1.3 million.  Gross margin decreased primarily due to higher depreciation expense, pricing mix, lower other revenue, and higher production costs, partially offset by higher sales volumes.  Adjusted gross margin per metric ton was $46.49 for the third quarter of 2017, as compared to $56.88 for the corresponding quarter of last year.  Excluding the benefit of $5.7 million of fees we earned from assisting a single, third-party pellet producer meet its volume, quality, and sustainability requirements during the third quarter of 2016, adjusted gross margin per metric ton for that quarter would have been $46.25.

We generated net income of $6.3 million in the third quarter of 2017, as compared to $10.3 million for the corresponding quarter of 2016.  Adjusted EBITDA improved to $26.1 million in the third quarter of 2017, a $3.2 million, or 13.9 percent, increase compared to the corresponding period in 2016.  The increase in adjusted EBITDA was driven by a decrease in general and administrative expenses attributable to plant development costs incurred during the construction of the Sampson plant.  Net income decreased primarily due to the higher depreciation expense and an increase in interest expense.

The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, decreased from $18.3 million for the third quarter of 2016 to $16.9 million for the third quarter of 2017.

Distribution

The board of directors of our general partner declared a distribution of $0.6150 per common and subordinated unit for the third quarter of 2017. This distribution is 16.0 percent higher than the distribution for the third quarter of 2016.  The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, of $16.9 million covers the distribution for the third quarter of 2017 at 1.04 times.  The quarterly distribution will be paid on Wednesday, November 29, 2017, to unitholders of record as of the close of business on Wednesday, November 15, 2017.

Wilmington Drop-Down

On October 2, 2017, the Partnership announced the completion of the acquisition of Enviva Port of Wilmington, LLC (“Wilmington”) from its sponsor’s joint venture with affiliates of John Hancock Life Insurance Company (the “Hancock JV”).  The Partnership previously agreed to purchase Wilmington from the Hancock JV for total consideration of $130.0 million.  The Partnership made the initial payment at closing of $56.0 million, adjusted for estimated working capital, which was funded with borrowings under the Partnership’s revolving credit facility and cash on hand.  Upon first deliveries to the Wilmington terminal from the Hancock JV’s production plant in Hamlet, North Carolina that is currently under construction, the Partnership will make a final payment of $74.0 million to the Hancock JV, subject to certain conditions.

Financing Activity

On October 10, 2017, the Partnership completed the issuance of $55 million in aggregate principal amount of 8.50% senior unsecured notes due 2021 at a price of 106.25% of par plus accrued interest from May 1, 2017 (the “Additional Notes”) for an effective yield to maturity of 6.7%.  The Additional Notes have the same terms as the outstanding 8.50% senior unsecured notes due 2021, which the Partnership issued in November 2016 in an original aggregate principal amount of $300 million.  The Partnership used the net proceeds from the Additional Notes to repay borrowings on its revolving credit facility, which were used to fund the acquisition of Wilmington, and for general partnership purposes.

Outlook and Guidance

The Partnership expects full-year 2017 net income to be in the range of $19.5 million to $21.5 million and adjusted EBITDA to be in the range of $104.0 million to $106.0 million.  The Partnership expects to incur maintenance capital expenditures of $4.5 million and interest expense net of amortization of debt issuance costs and original issue discount of $30.0 million in 2017.  As a result, the Partnership expects full-year distributable cash flow to be in the range of $69.5 million to $71.5 million, prior to any distributions attributable to incentive distribution rights paid to the general partner.  The full-year guidance implies an adjusted EBITDA range of $30.5 million to $32.5 million for the fourth quarter.  For full-year 2017, the Partnership reaffirms its distribution guidance of at least $2.36 per common and subordinated unit.  The guidance amounts provided above do not include the impact of any additional acquisitions from the Partnership’s sponsor or third parties beyond the recently completed Wilmington acquisition.  Although deliveries to our customers are generally ratable over the year, the Partnership’s quarterly income and cash flow are subject to the mix of customer shipments made, which may vary from period to period.  As such, the board of directors of the Partnership’s general partner evaluates the Partnership’s distribution coverage ratio on an annual basis when determining the distribution for a quarter.

Market and Contracting Update

Our sales strategy is to fully contract the production capacity of the Partnership.  Our current capacity is matched with a portfolio of off-take contracts that has a weighted-average remaining term of 9.7 years from October 1, 2017.

The Partnership previously announced an agreement to supply a total of 450,000 metric tons of wood pellets to Engie Energy Management SCRL (“Engie”) from mid-2017 through and including 2019.  The contracted volumes for 2018 and 2019 are now firm as the conditions precedent have been satisfied.  In addition, the Partnership announced today that it has entered into an agreement with Dong Energy Thermal Power A/S for the supply of an incremental 200,000 metric tons from late 2018 through mid-2021.

Several developments continue to underpin the significant growth in demand expected in our core markets of Europe and Asia:

•                  In Japan, demand for long-term supply of imported wood pellets continues to grow as several utilities and trading houses have announced new co-fired and dedicated biomass projects.  Japan is targeting 6.0 to 7.5 gigawatts (“GWs”) of biomass-fired capacity, which represents demand for 15 to 20 million metric tons per year (“MTPY”) of biomass, as part of its expected power source mix for 2030.  Demand for the 2017 feed-in tariff (“FiT”) program for projects fueled by imported biomass significantly exceeded expectations, as applications were submitted for more than 15 GWs of biomass-fired capacity.

•                  In South Korea, the importation of wood pellets reached a record high in the third quarter of 2017, up nearly 70 percent from the same period of 2016.  Additional projects have announced plans for co-firing and full conversion to wood pellet fuel, consistent with policymakers’ proposal that the renewables portfolio standard (“RPS”) require large energy companies to source at least 28 percent of their power from renewable sources by 2030, up from 10 percent in 2023.

•                  In Belgium, Engie announced that it has been granted a five-year extension to run its 180 megawatt (“MW”) Max Green power plant in Ghent, Belgium on biomass.  The Max Green facility uses approximately 800,000 MTPY of wood pellets at full capacity.

•                  In the UK, an 85 MW biomass-fired combined heat & power (“CHP”) project in Grangemouth, Scotland won a Contract for Difference (CfD) under the latest UK government auction round for less established technologies.  The government has announced a further CfD auction round, including biomass CHP, will take place in spring of 2019.

•                  In Germany, coal-fired power generation needs to be reduced substantially by 2030 in order to meet the country’s commitments under the Paris Climate Accord. The Green Party, likely to be part of the next federal government, has called for a complete phase-out of coal by 2030.  Many current coal-fired CHP facilities are electrical transmission system-relevant assets and important sources of thermal energy for German industrial activity.  The conversion of coal-fired power plants to biomass-fired generation has proven to be an effective complement to intermittent sources of renewable power.

Sponsor Activity

Construction of the 600,000 MTPY production plant in Hamlet, North Carolina (the “Hamlet plant”) continues to progress.  Our sponsor currently expects the plant will be operational in the first quarter of 2019.  Production from the Hamlet plant is expected to supply MGT Power’s Teesside Renewable Energy Plant, which is currently under construction in the UK.

Conference Call

We will host a conference call with executive management related to our third quarter 2017 results, our outlook and guidance, and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, November 2, 2017.  Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership exports wood pellets through its owned marine terminal assets at the Port of Chesapeake, Virginia, and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b).  Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Non-GAAP Financial Measures

We use adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding asset disposals and depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discounts.  We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (Recast)	2017	2016 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	668	534	1,919	1,714
Gross margin	$21,118	$22,417	$57,781	$57,628
Loss on disposal of assets	1,237	1,523	3,242	1,679
Depreciation and amortization	8,700	6,434	26,085	20,429
Adjusted gross margin	$31,055	$30,374	$87,108	$79,736
Adjusted gross margin per metric ton	$46.49	$56.88	$45.39	$46.52

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (Recast)	2017	2016 (Recast)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net income:
Net income	$6,334	$10,346	$12,695	$25,781
Add:
Depreciation and amortization	8,703	6,439	26,096	20,452
Interest expense	7,652	3,365	23,062	10,096
Non-cash unit compensation expense	1,833	1,162	5,113	2,662
Asset impairments and disposals	1,237	1,523	3,242	1,679
Transaction expenses	297	49	3,250	108
Adjusted EBITDA	26,056	22,884	73,458	60,778
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	7,259	2,919	21,901	8,758
Maintenance capital expenditures	857	1,375	2,870	2,758
Distributable cash flow attributable to Enviva Partners, LP	17,940	18,590	48,687	49,262
Less: Distributable cash flow attributable to incentive distribution rights	1,063	303	2,269	716
Distributable cash flow attributable to Enviva Partners, LP limited partners	$16,877	$18,287	$46,418	$48,546

Cash distributions declared attributable to Enviva Partners, LP limited partners	$16,185		$45,792
Distribution coverage ratio	1.04		1.01

The following table provides a reconciliation of the estimated range of adjusted EBITDA and distributable cash flow to the estimated range of net income, in each case for the twelve months ending December 31, 2017 (in millions):

Twelve Months Ending December 31, 2017
Estimated net income	$19.5 — 21.5
Add:
Depreciation and amortization	37.5
Interest expense	32.0
Non-cash unit compensation expense	7.0
Asset impairments and disposals	4.5
Transaction expenses	3.5
Estimated adjusted EBITDA	$104.0 — 106.0
Less: Interest expense net of amortization of debt issuance costs and original issue discounts	30.0
Maintenance capital expenditures	4.5
Estimated distributable cash flow	$69.5 — 71.5

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the three months ending December 31, 2017 (in millions):

Three Months Ending December 31, 2017
Estimated net income	$6.8 — 8.8
Add:
Depreciation and amortization	11.4
Interest expense	8.9
Non-cash unit compensation expense	1.9
Asset impairments and disposals	1.3
Transaction expenses	0.2
Estimated adjusted EBITDA	$30.5 — 32.5

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:  (i) the volume of products that we are able to sell; (ii) the price at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our financial counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers; (vi) the amount of products that we are able to produce, which could be adversely affected by, among other things, operating difficulties; (vii) changes in the price and availability of natural gas, coal, or other sources of energy; (viii) changes in prevailing economic conditions; (ix) our inability to complete acquisitions, including acquisitions from our sponsor, or to realize the anticipated benefits of such acquisitions; (x) unanticipated ground, grade, or water conditions; (xi) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding; (xii) environmental hazards; (xiii) fires, explosions, or other accidents; (xiv) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xv) changes in the regulatory treatment of biomass in core and emerging markets for utility-scale generation; (xvi) inability to acquire or maintain necessary permits or rights for our production, transportation, and terminaling operations; (xvii) inability to obtain necessary production equipment or replacement parts; (xviii) operating or technical difficulties or failures at our plants or deep-water marine terminals; (xix) labor disputes; (xx) inability of our customers to take delivery of our products; (xxi) changes in the price and availability of transportation; (xxii) changes in foreign currency exchange rates; (xxiii) failure of our hedging arrangements to effectively reduce our exposure to interest and foreign currency exchange rate risk; (xxiv) risks related to our indebtedness; (xxv) customer rejection of our products due to our failure to maintain effective quality control systems at our production plants and deep-water marine terminals; (xxvi) changes in the quality specifications for our products that are required by our customers; (xxvii) the effects of the approval of the United Kingdom of the exit of the United Kingdom (“Brexit”) from the European Union, and the implementation of Brexit, in each case on our and our customers’ businesses; and (xxviii) our ability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except for number of units)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,453	$466
Accounts receivable, net of allowance for doubtful accounts of $0 as of September 30, 2017 and $24 as of December 31, 2016	49,855	77,868
Related-party receivables	7,748	7,634
Inventories	34,477	29,764
Assets held for sale	3,354	3,044
Prepaid expenses and other current assets	1,186	1,939
Total current assets	106,073	120,715
Property, plant and equipment, net of accumulated depreciation of $104.6 million as of September 30, 2017 and $80.8 million as of December 31, 2016	495,366	516,418
Intangible assets, net of accumulated amortization of $10.3 million as of September 30, 2017 and $9.1 million as of December 31, 2016	140	1,371
Goodwill	85,615	85,615
Other long-term assets	2,040	2,049
Total assets	$689,234	$726,168
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$3,122	$9,869
Related-party payables	19,948	11,118
Accrued and other current liabilities	30,710	38,432
Related-party accrued liabilities	372	382
Current portion of interest payable	10,625	4,414
Current portion of long-term debt and capital lease obligations	5,008	4,109
Total current liabilities	69,785	68,324
Long-term debt and capital lease obligations	338,115	346,686
Long-term interest payable	860	770
Other long-term liabilities	3,274	871
Total liabilities	412,034	416,651
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (13,065,204 and 12,980,623 units issued and outstanding at September 30, 2017 and December 31, 2016, respectively)	228,961	239,902
Common unitholder—sponsor (1,347,161 units issued and outstanding at September 30, 2017 and December 31, 2016)	16,532	18,197
Subordinated unitholder—sponsor (11,905,138 units issued and outstanding at September 30, 2017 and December 31, 2016)	106,164	120,872
General Partner interest (no outstanding units)	(67,875)	(67,393)
Accumulated other comprehensive loss	(3,885)	595
Total Enviva Partners, LP partners’ capital	279,897	312,173
Noncontrolling partners’ interests	(2,697)	(2,656)
Total partners’ capital	277,200	309,517
Total liabilities and partners’ capital	$689,234	$726,168

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (Recast)	2017	2016 (Recast)
Product sales	$125,422	$103,577	$366,142	$323,269
Other revenue	6,036	7,217	14,387	14,486
Net revenue	131,458	110,794	380,529	337,755
Cost of goods sold, excluding depreciation and amortization	100,403	80,420	293,421	258,019
Loss on disposal of assets	1,237	1,523	3,242	1,679
Depreciation and amortization	8,700	6,434	26,085	20,429
Total cost of goods sold	110,340	88,377	322,748	280,127
Gross margin	21,118	22,417	57,781	57,628
General and administrative expenses	7,131	8,708	21,826	22,025
Income from operations	13,987	13,709	35,955	35,603
Other income (expense):
Interest expense	(7,652)	(3,314)	(23,062)	(9,535)
Related-party interest expense	—	(51)	—	(561)
Other (expense) income	(1)	2	(198)	274
Total other expense, net	(7,653)	(3,363)	(23,260)	(9,822)
Net income	6,334	10,346	12,695	25,781
Less net loss attributable to noncontrolling partners’ interests	5	1,366	41	3,467
Net income attributable to Enviva Partners, LP	$6,339	$11,712	$12,736	$29,248
Less: Pre-acquisition loss from operations of Enviva Pellets Sampson, LLC Drop-Down allocated to General Partner	—	(1,321)	—	(3,332)
Enviva Partners, LP partners’ interest in net income	$6,339	$13,033	$12,736	$32,580

Net income per common unit:
Basic	$0.20	$0.51	$0.40	$1.28
Diluted	$0.19	$0.50	$0.37	$1.26

Net income per subordinated unit:
Basic	$0.20	$0.51	$0.40	$1.28
Diluted	$0.20	$0.50	$0.40	$1.26

Weighted-average number of limited partner units outstanding:
Common — basic	14,412	12,919	14,400	12,878
Common — diluted	15,385	13,480	15,343	13,420
Subordinated — basic and diluted	11,905	11,905	11,905	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016 (Recast)
Cash flows from operating activities:
Net income	$12,695	$25,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,096	20,452
Amortization of debt issuance costs and original issue discount	1,161	1,338
Impairment of inventory	—	890
General and administrative expense incurred by Hancock JV prior to Enviva Pellets Sampson, LLC Drop-Down	—	561
Loss on disposals of assets	3,242	1,679
Unit-based compensation	5,113	2,662
Unrealized loss on foreign currency transactions	(13)	—
Change in operating assets and liabilities:
Accounts receivable, net	28,026	1,880
Related-party receivables	(2,766)	(280)
Prepaid expenses and other assets	53	638
Assets held for sale	(310)	—
Inventories	(4,401)	(8,850)
Other long-term assets	86	6,668
Derivatives	(1,442)	—
Accounts payable	(5,725)	(7,479)
Related-party payables	9,475	(1,056)
Accrued liabilities	(1,015)	5,670
Accrued interest	6,301	137
Other current liabilities	(249)	(241)
Deferred revenue and deposits	—	4,535
Other long-term liabilities	—	126
Net cash provided by operating activities	76,327	55,111
Cash flows from investing activities:
Purchases of property, plant and equipment	(14,289)	(54,237)
Premiums paid for purchased options	—	(78)
Proceeds from the sale of property, plant and equipment	—	1,763
Net cash used in investing activities	(14,289)	(52,552)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(29,886)	(36,960)
Principal payments on related-party debt	—	(282)
Cash paid related to debt issuance costs	(209)	(22)
Distributions to sponsor	—	(5,002)
Proceeds from common unit issuance under At-the-Market Offering Program, net	1,715	5,619
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(46,323)	(37,841)
Payment of deferred offering costs	—	(591)
Proceeds from borrowings on Revolving Credit Commitments	20,000	34,500
Contributions from sponsor related to Enviva Pellets Sampson, LLC Drop-Down	1,652	—
Proceeds from contributions from Hancock JV	—	57,288
Net cash (used in) provided by financing activities	(53,051)	16,709
Net increase in cash and cash equivalents	8,987	19,268
Cash and cash equivalents, beginning of period	466	2,128
Cash and cash equivalents, end of period	$9,453	$21,396

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016 (Recast)
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$4,413	$19,912
Property, plant and equipment acquired under capital leases	1,124	1,578
Property, plant and equipment transferred from inventories	172	63
Related-party long-term debt transferred to third-party long-term debt	—	14,757
Third-party long-term debt transferred to related-party long-term debt	—	3,316
Distributions included in liabilities	937	449
Depreciation capitalized to inventories	483	498
Application of short-term deposit to fixed assets	258	—
Offering issuance costs included in accrued liabilities	—	22
Debt issuance costs included in accrued liabilities	—	135
Non-cash capital contribution from Hancock JV prior to Enviva Pellets Sampson Drop-Down	—	2,345
Supplemental information:
Interest paid	$15,508	$8,619

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com